EXHIBIT 99.1

Location Maps

EXHIBIT 99.1

CLEAN AGE MINERALS, INC,
SUMMARY OF STRATEGIC MINERALS DEPOSITS

LOCATION

	Name	State	County	Mineral	Estimated Reserve Billions of Tons
1.	Marfa	Texas	Presidio	Zeolite	1.0
2.	Oro Grande	New Mexico	Cibola	Calcium Carbonate	1.3
3.	Winston 'C'	New Mexico	Sierra	Kaolin	0.2
4.	Beaver	Utah	Beaver	Zeolite	0.5
				Total	3.0

cams.loc

PORTION OF TEXAS STATE MAP



EL PASO
MILES IN U.S.A.
Dell City
Sierra Blanca
Van Horn
Fort Davis
Marfa
Presidio
Big Bend Ranch State Park
Redford

PORTION OF
NEW MEXICO
STATE MAP


ALBUQUERQUE
Acoma
Indian
Reservation
Los Lunas
Belen
Bernardo
Magdalena
Socorro
Cibola
National
Forest
San Antonio
Bosque del
Apache National
Wildlife Refuge
Truth or
Consequences
Alamogordo
Hatch

PORTION OF
UTAH STATE
MAP


Delta
Hinckley
Oak City
Fishlake
National
Forest
Fillmore
Gunnison
Salina
Desert Range
Experimental
Station
Milford
Beaver
Minersville
Dixie
National
Forest
Cedar City
Panguitch
Washington
Enterprise